QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8

[DATE]

Board of Directors
Emclaire Financial Corp.
612 Main Street
Emlenton, PA 16373

Board of Directors
Elk County Savings and Loan Association
210 Main Street
Ridgway, PA 15853

Ladies and Gentlemen:

        You have requested our opinion as to certain federal income tax consequences of the Agreement and Plan of Conversion Merger dated as of May 22, 2008, by and among Emclaire Financial Corp. ("Emclaire"), a Pennsylvania corporation, The Farmers National Bank of Emlenton (the "Bank"), a national banking association and the wholly-owned subsidiary of Emclaire, and Elk County Savings and Loan Association ("Elk County"), a Pennsylvania-chartered mutual savings association, whereby: (i) Elk County will convert from a mutual savings association to a stock savings association; (ii) Emclaire will acquire 1,000 shares of common stock of Elk County issued in the conversion for $1.00 per share; and (iii) pursuant to the Plan of Conversion Merger dated May 22, 2008, by and among Elk County and the Bank, Elk County will merge with and into the Bank, with the Bank as the surviving institution.

        This opinion is being rendered as required by Section 6.02(h) of the Agreement and Plan of Conversion Merger and Article XI of the Plan of Merger Conversion. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Agreement and Plan of Conversion Merger.

        In connection with our opinion, we have examined originals or copies, certified or otherwise and identified to our satisfaction of the Agreement and Plan of Merger Conversion, the Plan of Conversion Merger and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof and (iv) the factual matters, statements and recitations contained in the documents are accurate, true and complete.

  Statement of Facts

        Elk County is a state-chartered mutual savings and loan association engaged primarily in attracting deposits and originating and investing in loans secured by first mortgage liens on residential and commercial properties. As a mutual savings and loan association, Elk County has no capital stock. Instead, the depositors are entitled to the interest in their account balance as declared and paid by Elk County. In addition, the depositors have a right to share pro rata in any liquidation proceeds distributed in the event Elk County is liquidated, based upon the withdrawable value of their savings accounts.

        Emclaire is a publicly traded Pennsylvania corporation and financial holding company that provides a full range of retail and commercial financial products and services to customers in western Pennsylvania through a wholly-owned subsidiary, the Bank.

        Emclaire and Elk County entered into the Agreement and Plan of Conversion Merger, which provides for (i) the mutual to stock conversion of Elk County; (ii) the issuance of 1,000 shares of Elk County common stock to Emclaire for $1.00 per share; and (iii) the merger of Elk County with the Bank, with the Bank as the surviving institution. In connection with the conversion merger of Elk County, Emclaire is offering up to 200,000 shares of its common stock to eligible depositors and borrowers of Elk County receiving subscription rights as part of the mutual to stock conversion and, to the extent shares remain available, to the general public.

        In connection with the conversion from a mutual association to stock association, subscription rights will be offered to certain members of Elk County. A liquidation account will be established for the benefit of Elk County's depositors in connection with the conversion to a stock bank. Following completion of the conversion merger, each eligible holder of a deposit account in Elk County prior to the conversion merger shall continue to hold a deposit account in the Bank with an identical balance.

        The liquidation account will be maintained for the benefit of eligible depositors who maintain their deposit accounts in the Bank after the conversion merger. Each such depositor will, with respect to each deposit account held, have a related, inchoate interest in a portion of the liquidation account balance, referred to as the subaccount balance. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account before any liquidation distribution on capital stock. The amount of the distribution will equal the then current adjusted subaccount balances for deposit accounts then held by the depositor. For this purpose, no merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, in which the Bank is not the surviving institution, will be considered a complete liquidation. In any such transaction, the liquidation account will be assumed by the surviving insured institution.

        The initial subaccount balance for a deposit account held by an eligible depositor will be determined by multiplying the opening balance in the liquidation account by a fraction, the numerator of which is the amount of the qualifying deposit of such depositor and the denominator of which is the total amount of qualifying deposits of all holders. This initial subaccount balance will not be increased, but will be subject to a downward adjustment in an amount proportionate to the reduction, if any, in such deposit account balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related deposit account.

        For purposes of our opinion, we have relied on certain written representations by each of Emclaire, the Bank and Elk County:

  a)
  There is a valid business purpose for the conversion and merger transactions contemplated by the Agreement and Plan of Merger Conversion.

  b)
  There exists no intercorporate indebtedness between Emclaire and Elk County that was issued, acquired, or will be settled at a discount.

  c)
  No amount of the savings accounts and deposits of Elk County as of the eligibility record date or the supplemental eligibility record date will be excluded from participating in the liquidation accounts to be established for the benefit of eligible Elk County depositors.

  d)
  Elk County and Emclaire will each pay its own expenses, if any, related to the conversion and merger contemplated by the Agreement and Plan of Merger Conversion.

  e)
  Elk County will continue to engage in the same business following the mutual to stock conversion as prior to the conversion. Emclaire has no plan or intention to sell or otherwise dispose of any of the assets of Elk County other than in the ordinary course of business.

  f)
  The fair market value of the withdrawable savings accounts in the Bank, plus interests in the liquidation account to be received by eligible depositors under the Agreement and Plan of Merger Conversion will be, in each instance, equal to the fair market value of Elk County's savings accounts surrendered in exchange therefor.

  g)
  Emclaire has no plan or intention to sell or otherwise dispose of the common stock of Elk County to be received by it in the proposed transaction. There is no plan or intention for Elk County to be liquidated or merged into another corporation following consummation of the proposed transaction other than the merger with and into the Bank, described above.

  h)
  Elk County has no plan or intention to issue additional shares of its stock other than as part of the Agreement and Plan of Merger Conversion.

  i)
  Elk County has no plan or intention to redeem or otherwise reacquire any of its shares of stock to be issued as part of the Agreement and Plan of Merger Conversion.

  j)
  Following Emclaire's acquisition of the common stock of Elk County, it will hold 100% of the common stock of Elk County.

  k)
  At the time of the merger with and into Bank, Elk County will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Elk County.

  l)
  The liabilities of Elk County that are to be assumed by Bank, plus the liabilities, if any, to which the transferred assets are subject were incurred by Elk County in the ordinary course of its business and are associated with the assets transferred.

  m)
  None of Emclaire, Bank or Elk County is under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.(1)

  n)
  None of Emclaire, Bank or Elk County is an investment company within the meaning of sections 368(a)(2)(F)(iii) and (iv) of the Code.

  o)
  None of the compensation to be received by any depositor-employees of Elk County will be separate consideration for, or allocable to, any of their deposits in Elk County. No interests in the liquidation account of Elk County will be received by any depositor-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to any depositor-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

  Opinion

        In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

(1)
All references to Code are to the Internal Revenue Code of 1986, as amended (the "Code").

        Based upon and subject to the foregoing, we are of the opinion that:

  •
  the conversion of Elk County from a mutual savings and loan association to a stock savings and loan association will be ignored for federal income tax purposes. Provided that the proposed merger of Elk County with and into the Bank qualifies as a statutory merger under applicable state law and regulations, the merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

  •
  no gain or loss will be recognized by Elk County or the Bank in the conversion merger;

  •
  no gain or loss will be recognized by Emclaire upon the receipt of money in exchange for shares of its common stock;

  •
  no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of Elk County upon the issuance to them of withdrawable deposit accounts in the Bank in the same dollar amount as their savings accounts in Elk County plus an interest in the liquidation account of the Bank in exchange for their withdrawable deposits in Elk County; and

  •
  no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of Emclaire common stock, provided that such nontransferable subscription rights do not have a fair market value greater than zero. If the non-transferable subscription rights to purchase the shares of Emclaire common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and Emclaire may be taxed on the distribution of the subscription rights.

        The opinions contained herein are rendered only with respect to the specific matters discussed herein; in this letter we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby.

        Our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. We express no opinion as to any state or local income tax consequences.

        This opinion is being furnished only to Emclaire, the Bank, Elk County and eligible Elk County depositors in connection with the Agreement and Plan of Merger Conversion and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent.

        This opinion is not intended or written to be used, and may not be used by any taxpayer, for the purpose of avoiding any penalties that may be imposed by the IRS. The recipients should seek advice based on each recipient's particular circumstances from an independent tax advisor.

        We hereby consent to the inclusion of this opinion as an exhibit and reference to our opinion in the Emclaire Registration Statement on Form S-1 and in certain bank regulatory filings in connection with the Agreement and Plan of Merger Conversion.

Sincerely,

PATTON BOGGS LLP

QuickLinks

  Exhibit 8